Exhibit 99.1

hhgregg Announces First Fiscal Quarter Operating Results

First Quarter Highlights

•	Net sales decreased 1.0% to $431.5 million; comparable store sales decreased 13.2%

•	Net loss per diluted share was $0.02 vs. net income per diluted share of $0.07 in the prior year quarter

•	Company repurchased approximately 1.5 million shares of its common stock for $22.1 million under its stock repurchase program

•	Company opened 7 new stores in the first fiscal quarter and remains on track to open 24 stores during the second fiscal quarter, for a first half total of 31 new stores

INDIANAPOLIS, August 4, 2011 - hhgregg, Inc. (NYSE: HGG):

	Three Months Ended June 30,
(unaudited, dollar amounts in thousands, except per share data)	2011	2010
Net sales	$431,455	$435,975
Net sales % (decrease) increase	(1.0)%	53.3%
Comparable store sales % (decrease) increase (1)	(13.2)%	6.3%
Gross profit as % of net sales	30.2%	30.4%
SG&A as % of net sales	23.9%	23.1%
Net advertising expense as a % of net sales	4.7%	4.6%
Depreciation and amortization expense as a % of net sales	1.7%	1.3%
(Loss) income from operations as a % of net sales	(0.1)%	1.3%
Net interest expense as a % of net sales	0.1%	0.3%
Net (loss) income	$(761)	$2,724
Net (loss) income per diluted share	$(0.02)	$0.07
Weighted average shares outstanding - diluted	39,501,518	40,345,676
Number of stores open at the end of the period	180	157

(1)	Comprised of net sales of stores in operation for at least 14 full months, including remodeled and relocated stores, as well as net sales for the Company’s website.

hhgregg, Inc. (“hhgregg” or “the Company”) today reported a net loss of $0.8 million for the three months ended June 30, 2011, or a loss of $0.02 per diluted share, compared with net income of $2.7 million, or $0.07 per diluted share, for the comparable prior year period. The decrease in net income for the three month period ended June 30, 2011 was the result of a comparable store sales decrease of 13.2%, an increase in SG&A as a percentage of net sales, a decrease in gross margin rate and an increase in net advertising expense as a percentage of net sales, partially offset by the net addition of 23 stores in the past 12 months.

Dennis May, President and Chief Executive Officer of the Company, commented, “As expected, our fiscal first quarter was a challenging period. We faced the lapping of last year’s appliance stimulus program, the grand opening sales from 26 new stores during Q1 last year and our most difficult comparable store sales comparisons in the past 11 quarters. Despite these difficult comparisons, strong inventory management allowed us to reduce inventory per store by nearly 9%. Our new stores continue to open strong and our new store sales productivity continues to be over 100%. Additionally, we continue to make significant progress on launching our strategic initiatives designed to grow our appliance market share, reposition our online capabilities, expand our home office category and drive brand awareness, all of which we believe will benefit us in future periods.”

Net sales for the three months ended June 30, 2011 decreased 1.0% to $431.5 million compared to $436.0 million in the comparable prior year period. The decrease in net sales for the three months ended June 30, 2011 was attributable to the 13.2% comparable store sales decline along with the unfavorable comparison of only 7 store grand openings in the current quarter compared to 26 in the prior year period. These sales factors were partially offset by a net increase of 23 stores in the past 12 months. Net sales mix and comparable store sales percentage changes by product category for the three months ended June 30, 2011 and 2010 were as follows:

	Net Sales Mix Summary		Comparable Store Sales
	Three Months Ended June 30,		Three Months Ended June 30,
	2011	2010	2011	2010
Video	37%	42%	(20.6)%	2.4%
Appliances	44%	42%	(12.6)%	16.1%
Home Office (1)	7%	4%	54.6%	(6.3)%
Other (2)	12%	12%	(10.3)%	(9.0)%

Total	100%	100%	(13.2)%	6.3%

(1)	Primarily consists of computers and tablets.
(2)	Primarily consists of audio, furniture and accessories, mattresses and personal electronics.

During the three month period, the Company’s net sales mix continued to shift due to continued industry weakness in the video category along with an increased internal focus on the appliance and home office categories. The decrease in the comparable store sales for the video category for the three month period was due primarily to a double digit decline in average selling prices as well as a slight decrease in unit demand. The decrease in comparable store sales for the appliance category for the three month period ended June 30, 2011 was primarily due to lapping the increased demand in the prior year period that resulted from the government funded appliance stimulus programs, which were not repeated this year. The increase in the comparable store sales for the home office category was due to an increased offering of computers and tablets along with associated peripherals during the three month period ended June 30, 2011. The decrease in comparable store sales for the other category was due primarily to double digit comparable store sales decreases in cameras and camcorders and mid single digit decreases in small electronics.

Gross profit margin, expressed as gross profit as a percentage of net sales, decreased approximately 16 basis points for the three months ended June 30, 2011 to 30.2% from 30.4% for the comparable prior year period. This decrease was largely due to a shift within the net sales mix of the Company’s product categories. The home office category, which carries a gross profit margin lower than the Company average, increased as an overall percentage of the mix which lowered the overall gross profit margin percentage of the Company. This was slightly offset by increased gross profit margins, expressed as a percentage of net sales, in the appliance category.

SG&A expense, as a percentage of net sales, increased approximately 80 basis points for the three month period ended June 30, 2011. The increase in SG&A as a percentage of sales was due to the deleveraging impact of the comparable store sales decline coupled with the increase in pre-opening expenses associated with new store openings, which represented approximately $3.2 million. While similar investments were made in the prior year period, the prior year investments were largely offset by the sales generated from the grand openings in the same period. In the current year, pre-opening investments were made during the first fiscal quarter while the grand opening sales from these stores will benefit the Company’s second fiscal quarter. The Company plans to open 24 new stores in the Miami and Chicago markets during the second fiscal quarter

Net advertising expense, as a percentage of net sales, increased approximately 10 basis points during the three months ended June 30, 2011. The increase as a percentage of net sales for the three month period was driven largely by the deleveraging effect of the Company’s comparable store sales decrease, partially offset by an increase in vendor support.

The Company’s effective income tax rate for the three months ended June 30, 2011 decreased to 17.2% from 39.4% in the comparable prior year period. The pretax loss incurred during the current quarter resulted in the recognition of an income tax benefit, which was partially offset by a charge to write off deferred tax assets associated with a reduction in the Company’s state income tax rate. This reduction in the state rate is the result of a scheduled reduction in Indiana’s corporate income tax rate beginning July 1, 2012.

Verizon Kiosks

hhgregg expects to integrate all of its existing Verizon Cellular Connection kiosk stores into its internal operations effective in the back half of the second fiscal quarter. Currently, hhgregg has Verizon kiosks in all of its stores which are operated by an independent third party, The Cellular Connection. To facilitate this change, hhgregg plans on hiring the majority of the personnel that staff the Verizon Cellular Connection stores and incorporating these new associates into the Company’s sales organization within its new Home Office category. The new Home Office category will be integral in supporting the Company’s growth in both the computer and mobile categories, along with providing additional sales focus on other personal electronics products such as cameras, camcorders and gaming hardware and accessories. As part of this transition, hhgregg will remain an authorized dealer of The Cellular Connection. In return, The Cellular Connection will offer the Company ongoing training and support on the latest mobile product offerings.

Under the current arrangement the Company receives rental income from Cellular Connection for the Verizon kiosk locations. Under the Company’s new integrated structure, the Company will no longer receive rental income, but instead will receive the benefit of the sales and profit of the mobile product sales. While the Company will receive the benefit from the sales and gross profit of the category beginning in the second quarter of the fiscal year, the Company estimates that the incremental profit will be offset by both the investments in establishing the business as well as the loss of the rental income. The Company expects the fiscal 2012 earnings impact from this transition to be neutral. While there is no anticipated earnings benefit in the current year, the new structure provides better control over the category and the selling process which should benefit future periods.

Mr. May commented, “We are delighted to announce the integration of our Verizon stores within our existing operations as we continue our strong commitment to customer service through the addition of a new dedicated sales force in the home office category. By better integrating the products within our home office category, we will enhance the overall shopping experience and our commitment to unparalleled customer service. We are committed to the success of the home office category. By creating a dedicated sales force for the home office category, our sales force will be able to further differentiate us in the marketplace by educating the consumer on our product offerings.”

Share Repurchase

During the fiscal quarter ended June 30, 2011, the Company repurchased 1,508,240 shares of its common stock at a total cost of $22.1 million. The shares were repurchased under the Company’s $50 million share repurchase program that was authorized by the Company’s Board of Directors on May 19, 2011 and expires on May 19, 2012. As of June 30, 2011, the Company had approximately $27.9 million authorized to repurchase shares of common stock remaining under the current share repurchase program.

Jeremy Aguilar, Chief Financial Officer of the Company, commented, “Our efforts to repurchase shares continues to demonstrate our dedication to enhancing stockholder value. Moving forward, we will continue to evaluate opportunitic purchases of our common stock to further support our efforts to enhance stockholder value.”

Guidance

Consistent with prior years, the Company is not updating its fiscal year guidance in connection with its first quarter earnings given that the Company is only one quarter through its fiscal year and due to the relatively small size of the first quarter’s earnings on the entire fiscal year. The Company expects to provide an update to its annual guidance in connection with the release of its second fiscal quarter results.

Teleconference and Webcast

hhgregg will be conducting a conference call to discuss operating results for the three months ended June 30, 2011, on Thursday, August 4, 2011 at 9:00 a.m. (Eastern Time). Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto hhgregg’s website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (877) 304-8963. Callers should reference the hhgregg earnings call.

About hhgregg

hhgregg is a specialty retailer of consumer electronics, home appliances and related services operating under the name hhgregg™. hhgregg currently operates 190 stores in Alabama, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee and Virginia.

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the expectations, beliefs, plans, objectives, assumptions or future events or performance of hhgregg, Inc. are forward-looking statements.

hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: the effect of general and regional economic and employment conditions on its net sales; impact of average selling prices on net sales; competition in existing, adjacent and new metropolitan markets; changes in consumer preferences; its ability to effectively manage and monitor its operations, costs and service quality; its reliance on a small number of suppliers; rapid inflation or deflation in core product prices; the failure of manufacturers to introduce new products and technologies; customer acceptance of new technology; its dependence on the Company’s key management personnel and its ability to attract and retain qualified sale’s personnel; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; the identification and acquisition of suitable sites for its stores and the negotiation of acceptable leases for those sites; fluctuation in seasonal demand; its ability to maintain its rate of growth and penetrate new geographic areas; its ability to locate suitable new store sites; its ability to obtain additional financing and maintain its credit facilities; its ability to maintain and upgrade its information technology systems; the effect of a disruption at the Company’s central distribution centers; changes in cost for advertising; and changes in legal and/or trade regulations, currency fluctuations and prevailing interest rates.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s fiscal 2011 Form 10-K filed May 26, 2011. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:	Andy Giesler, Vice President of Finance
investorrelations@hhgregg.com
(317) 848-8710

HHGREGG, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended
	June 30, 2011	June 30, 2010
	(In thousands, except share and per share data)
Net sales	$431,455	$435,975
Cost of goods sold	301,141	303,587

Gross profit	130,314	132,388
Selling, general and administrative expenses	103,244	100,847
Net advertising expense	20,195	19,959
Depreciation and amortization expense	7,287	5,879

(Loss) income from operations	(412)	5,703
Other expense (income):
Interest expense	512	1,211
Interest income	(4)	(5)

Total other expense	508	1,206

(Loss) income before income taxes	(920)	4,497
Income tax (benefit) expense	(159)	1,773

Net (loss) income	$(761)	$2,724

Net (loss) income per share
Basic	$(0.02)	$0.07
Diluted	$(0.02)	$0.07
Weighted average shares outstanding-basic	39,501,518	38,848,114
Weighted average shares outstanding-diluted	39,501,518	40,345,676

HHGREGG, INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(AS A PERCENTAGE OF NET SALES)

(UNAUDITED)

	Three Months Ended
	June 30, 2011	June 30, 2010
Net sales	100.0%	100.0%
Cost of goods sold	69.8	69.6

Gross profit	30.2	30.4
Selling, general and administrative expenses	23.9	23.1
Net advertising expense	4.7	4.6
Depreciation and amortization expense	1.7	1.3

(Loss) income from operations	(0.1)	1.3
Other expense (income):
Interest expense	0.1	0.3
Interest income	—	—

Total other expense	0.1	0.3

(Loss) income before income taxes	(0.2)	1.0
Income tax expense	—	0.4

Net (loss) income	(0.2)%	0.6%

Certain percentage amounts do not sum due to rounding

HHGREGG, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2011, MARCH 31, 2011 AND JUNE 30, 2010

(UNAUDITED)

	June 30, 2011	March 31, 2011	June 30, 2010
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$1,910	$72,794	$70,385
Accounts receivable—trade, less allowances of $96, $134 and $144, respectively	13,150	8,931	9,355
Accounts receivable—other	23,280	19,806	26,588
Merchandise inventories, net	291,600	212,008	279,626
Prepaid expenses and other current assets	5,632	11,062	3,670
Income tax receivable	6,456	—	12,035
Deferred income taxes	6,487	5,606	6,843

Total current assets	348,515	330,207	408,502

Net property and equipment	180,896	162,781	143,857
Deferred financing costs, net	3,154	3,232	2,895
Deferred income taxes	46,327	52,385	64,746
Other assets	1,159	1,040	975

Total long-term assets	231,536	219,438	212,473

Total assets	$580,051	$549,645	$620,975

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$131,815	$94,363	$140,256
Line of credit	5,850	—	—
Current maturities of long-term debt	—	—	908
Customer deposits	27,969	21,791	23,288
Accrued liabilities	43,369	49,191	51,855

Total current liabilities	209,003	165,345	216,307

Long-term liabilities:
Long-term debt, excluding current maturities	—	—	87,206
Other long-term liabilities	75,516	67,714	55,685

Total long-term liabilities	75,516	67,714	142,891

Total liabilities	284,519	233,059	359,198

Stockholders’ equity:
Preferred stock, par value $.0001; 10,000,000 shares authorized; no shares issued and outstanding as of June 30, 2011, March 31, 2011 and June 30, 2010, respectively	—	—	—
Common stock, par value $.0001; 150,000,000 shares authorized; 39,749,739, 39,724,737 and 39,413,457 shares issued; and 38,241,499, 39,724,737 and 39,413,457 shares outstanding as of June 30, 2011, March 31, 2011 and June 30, 2010 respectively	4	4	4
Additional paid-in capital	270,534	268,715	260,338
Accumulated other comprehensive loss	—	—	(948)
Retained earnings	47,147	47,908	2,424
Common stock held in treasury at cost, 1,508,240, 0 and 0 shares as of June 30, 2011, March 31, 2011 and June 30, 2010, respectively	(22,112)	—	—

	295,573	316,627	261,818
Note receivable for common stock	(41)	(41)	(41)

Total stockholders’ equity	295,532	316,586	261,777

Total liabilities and stockholders’ equity	$580,051	$549,645	$620,975

HHGREGG, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

THREE MONTHS ENDED JUNE 30, 2011 AND 2010

(UNAUDITED)

	Three Months Ended
	June 30, 2011	June 30, 2010
	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(761)	$2,724
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	7,287	5,879
Amortization of deferred financing costs	166	301
Stock-based compensation	1,623	1,220
Excess tax benefits from stock-based compensation	(13)	(13,086)
Gain on sales of property and equipment	(64)	(103)
Deferred income taxes	5,177	(1,360)
Tenant allowances received from landlords	6,120	4,507
Changes in operating assets and liabilities:
Accounts receivable—trade	(4,219)	(2,043)
Accounts receivable—other	(3,474)	(2,656)
Merchandise inventories	(79,592)	(78,123)
Income tax receivable	(6,456)	1,675
Prepaid expenses and other assets	5,311	4,127
Accounts payable	30,232	2,334
Customer deposits	6,178	2,958
Accrued liabilities	(5,847)	(4,113)
Other long-term liabilities	1,747	1,198

Net cash used in operating activities	(36,585)	(74,561)

Cash flows from investing activities:
Purchases of property and equipment	(28,991)	(22,394)
Proceeds from sales of property and equipment	1	39

Net cash used in investing activities	(28,990)	(22,355)

Cash flows from financing activities:
Purchases of treasury stock	(22,112)	—
Proceeds from exercise of stock options	221	2,384
Excess tax benefits from stock-based compensation	13	13,086
Net increase (decrease) in bank overdrafts	10,807	(5,822)
Net borrowings on line of credit	5,850	—
Payments on notes payable	—	(227)
Payment of financing costs	(88)	—
Other, net	—	43

Net cash (used in) provided by financing activities	(5,309)	9,464

Net decrease in cash and cash equivalents	(70,884)	(87,452)
Cash and cash equivalents
Beginning of period	72,794	157,837

End of period	$1,910	$70,385

Supplemental disclosure of cash flow information:
Interest paid	$21	$905
Income taxes paid	$3,045	$1,096
Capital expenditures included in accounts payable	$2,994	$4,723

HHGREGG, INC. AND SUBSIDIARIES

Store Count by Quarter for Fiscal Years 2010, 2011 and 2012

(Unaudited)

	FY2010				FY2011				FY2012
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Beginning Store Count	110	111	118	127	131	157	169	173	173	180	180	180
Store Openings	1	7	10	4	26	12	4	1	7
Store Closures	—	—	(1)	—	—	—	—	(1)	—

Ending Store Count	111	118	127	131	157	169	173	173	180	180	180	180

Note: hhgregg, Inc.’s fiscal year is comprised of four quarters ending June 30th, September 30th, December 31st and March 31st.